Exhibit 10.7

JOURNAL MEDIA GROUP, INC.
RETENTION PLAN FOR PUBLISHERS
(Effective as of April 1, 2015)

1.    Introduction. As of the Effective Date (as defined below), Journal Media Group, Inc. has adopted this Journal Media Group, Inc. Retention Plan for Publishers, pursuant to the Employee Matters Agreement. The Plan is designed to provide severance protection to Former Scripps Retention Plan Participants who were participants in The E. W. Scripps Company Retention Plan for General Managers and Publishers immediately prior to the Distribution Time and to such other Employees of the Company and its Subsidiaries who may be designated by the Committee, in its discretion, as Participants in the Plan. Each Former Scripps Retention Plan Participant shall automatically participate, and be a “Participant,” in the Plan effective as of the Newspaper Merger Effective Time (or, as applicable with respect to Transition Period Services Providers who become Former Scripps Retention Plan Participants after the Newspaper Merger Effective Time, as of the Transition Period End Date).

2.    Definitions. Capitalized terms that are not defined in this Section 2 shall have the meaning set forth in the Employee Matters Agreement or Master Transaction Agreement, as applicable. For purposes of the Plan, the following terms have the meanings set forth below:

“Accrued Rights” has the meaning given that term in Section 4(a)(i) hereof.

“Annual Base Salary” means a Participant’s annual base salary at the rate in effect immediately prior to a Corporate Restructuring, or such higher rate as may be in effect at any time on or after the Corporate Restructuring affecting the Participant.

“Cause” shall mean: (a) embezzlement, fraud or other conduct that would constitute a felony (other than traffic-related citations); (b) willful unauthorized disclosure of confidential information; (c) gross misconduct or gross neglect in the performance of a Participant’s duties; (d) willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other material reasonably known to be relevant to such an investigation, or the willful inducement of others to fail to cooperate or to destroy or fail to produce documents or other material; or (e) willful and material violation of the Company’s written conduct policies, including but not limited to any employment handbook and/or ethics code that may be adopted by the Company from time to time. The Company will give a Participant written notice prior to termination of employment pursuant to sub-paragraphs (c), (d) or (e) of the foregoing, setting forth the nature of any alleged failure, breach or refusal in reasonable detail and the conduct required to cure. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, a Participant shall have twenty (20) business days from the giving of such notice within which to cure any failure, breach or refusal under sub-paragraphs (c), (d) or (e) of the foregoing; provided, however, that, if the Company reasonably expects irreparable injury from a delay of twenty (20) business days, the Company may give a Participant notice of such shorter period within which to cure as is reasonable under the circumstances.

“COBRA” has the meaning given that term in Section 4(a)(iv) hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board of Directors of the Company.

“Company” shall mean the Journal Media Group, Inc. and any successor to its business or assets, by operation of law or otherwise.

“Corporate Restructuring” shall occur with respect to a particular Participant employed by a particular Subsidiary, or a division or other business unit of a Subsidiary, when after the Effective Date: (a) any Person, other than the Company or an Affiliate, acquires Beneficial Ownership of securities of the particular Subsidiary employing the Participant having at least fifty percent (50%) of the voting power of such Subsidiary’s then outstanding securities; or (b) the particular Subsidiary sells, distributes or otherwise disposes of all or substantially all of the assets of the particular division or other business unit thereof to which the Participant is assigned to any Person other than the Company or an Affiliate. For purposes of this definition, (x) the term “Affiliate” means any Person controlling or under common control with the Company or any Person of which the Company directly or indirectly has Beneficial Ownership of securities having a majority of the voting power; (y) the term “Beneficial Ownership” and “Beneficial Owner” have the meanings provided in Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”); and (z) the term “Person” has the meaning provided in Section 3(a)(9) of the Exchange Act, and as used in Sections 13(d) and 14(d) thereof, including a “group” (as defined in Section 13(d) of such Act).

“Disability” shall be defined by reference to the Company employee long-term disability plan covering the Participant.

“Effective Date” means immediately prior to the Distribution Time as such term is defined in the Master Transaction Agreement.

“Employee” means a full-time salaried employee of a Subsidiary who serves in the role of Publisher.

“Employee Matters Agreement” means the Employee Matters Agreement, by and among The E.W. Scripps Company, Desk Spinco, Inc., Desk NP Operating, LLC,

Journal Communications, Inc., Boat Spinco, Inc., and Boat NP Newco, Inc., dated as of July 30, 2014.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Good Reason” means any of the following actions on or after a Corporate Restructuring, without the Participant’s consent: (a) a material diminution in a Participant’s annual salary or target annual incentive opportunity below the amount of annual salary or target annual incentive opportunity in effect immediately prior to the Corporate Restructuring; (b) a material diminution in a Participant’s authority, duties, or responsibilities as compared to his or her authority, duties, or responsibilities immediately prior to the Corporate Restructuring; or (c) a material change in geographic location at which a Participant is principally employed as compared to the geographic location immediately prior to the Corporate Restructuring. A termination of a Participant’s employment shall not be deemed to be for Good Reason unless (x) the Participant gives notice to the Company of the existence of the event or condition constituting Good Reason within thirty (30) days after such event or condition initially occurs or exists, (y) the Company fails to cure such event or condition within thirty (30) days after receiving such notice, and (z) the Participant’s Separation from Service occurs not later than ninety (90) days after such event or condition initially occurs or exists (or, if earlier, the last day of the one-year period following a Corporate Restructuring).

“Master Transaction Agreement” means the Master Transaction Agreement, by and among The E. W. Scripps Company, Scripps Media, Inc., Desk Spinco, Inc., Desk NP Operating, LLC, Desk NP Merger Co., Desk BC Merger, LLC, Journal Communications, Inc., Boat Spinco, Inc., Boat NP Merger Co., and Boat NP Newco, Inc., dated as of July 30, 2014.

“Participant” means each Former Scripps Retention Plan Participant, as listed in Exhibit B, and each other Employee who meets the eligibility requirements of Section 3 hereof.

“Participation Agreement” means an agreement between the Company and each Employee (other than a Former Scripps Retention Plan Participant) that must be executed as a condition of the Participant’s eligibility for this Plan, in the form attached as Exhibit A.

“Plan” means the Journal Media Group, Inc. Retention Plan for Publishers.

“Pro-Rated Annual Incentive” has the meaning given that term in Section 4(a)(ii) hereof.

“Protection Period” means, with respect to any Participant, the period commencing on the date on which a Corporate Restructuring occurs with respect to that Participant and ending on the earlier of (a) the first (1st) anniversary of the effective date of the Corporate Restructuring and (b) the Participant’s Termination Date. If a Participant’s Protection Period ends on the Participant’s Termination Date, the Protection Period will be deemed to include such Termination Date.

“Qualifying Transfer” means the Company or Subsidiary has sold, distributed or otherwise disposed of the Subsidiary, or a division or other business unit in which the Participant was employed immediately before such sale, distribution or disposition, in a transaction that constitutes a Corporate Restructuring, and the Participant has been offered employment with the purchaser of such Subsidiary, division or other business unit or the corporation or other entity which is the owner thereof on substantially the same terms and conditions under which he or she worked for the Subsidiary (and in a manner that would not trigger “Good Reason” under this Plan). Such terms and conditions shall include, without limitation, a legally binding agreement or plan covering such Participant, providing that upon the termination of Participant’s employment with the Subsidiary, division or other business unit (or the corporation or other entity which is the owner thereof) or any successor thereto without Cause, or a resignation by the Participant for Good Reason, in either case at any time on or before the first (1st) anniversary of the date of the Corporate Restructuring, the Participant’s employer or any successor will pay to such former Participant an amount equal to the separation benefits under this Plan that such former Participant would have received under the Plan had he or she been a Participant at the time of such termination and been entitled to separation benefits thereunder.

“Release” has the meaning given that term in Section 5 hereof.

“Section 409A” shall mean Section 409A of the Code and any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

“Separation from Service” means a Participant’s separation from service from the Company and its Subsidiaries within the meaning of Section 409A.

“Subsidiary” means a corporation or other entity of which outstanding shares or interests representing fifty percent (50%) or more of the combined voting power of such corporation or entity are owned directly or indirectly by the Company.

“Target Annual Incentive” means, with respect to any Participant, the higher of (a) the Participant’s target annual incentive under the annual incentive plan applicable to the Participant immediately prior to the Corporate Restructuring, provided that if no target annual incentive has been established for such year under such plans, the year immediately preceding the year in which the Corporate Restructuring occurs;

or (b) the Participant’s target annual incentive under the annual incentive plan applicable to the Participant in effect at any time on or after the Corporate Restructuring.

“Termination Date” means the date on which a Participant has a Separation from Service.

3.     Eligibility.

(a)
Participation. Each Former Scripps Retention Plan Participant shall automatically participate, and be a “Participant,” in the Plan effective as of the Newspaper Merger Effective Time (or, as applicable with respect to Transition Period Services Providers who become Former Scripps Retention Plan Participants after the Newspaper Merger Effective Time, as of the Transition Period End Date). Each other person who is an Employee, who is designated by the Committee to be a Participant in this Plan, and who has executed a Participation Agreement, shall be a Participant commencing on the date such Participant executes and returns the Participation Agreement to the Company pursuant to the instructions provided therein. In lieu of expressly designating Employees for participation in the Plan, the Committee may establish eligibility criteria providing for participation of all Employees who satisfy such criteria. Notwithstanding the foregoing, an Employee who is subject to an employment agreement with the Company or a Subsidiary shall not be eligible to participate in the Plan.

(b)
Duration of Participation. A Participant shall cease to be a Participant and shall have no rights hereunder, without further action, when (i) he or she ceases to be an Employee, unless such Participant is then entitled to severance benefits as provided in Section 4(a) or 4(c) hereof, (ii) prior to a Corporate Restructuring affecting the Participant, the Committee designates such Participant to be ineligible to continue to participate in this Plan as a result of a change in the Participant’s job title or duties, or for any other reason, or (iii) the Plan terminates in accordance with Section 15 hereof. A Participant entitled to severance benefits under Section 4 shall remain a Participant in this Plan until the full amount of the severance has been paid to the Participant.

(c)
Employment Rights. Participation in the Plan does not alter the status of a Participant as an at-will employee, and nothing in the Plan will reduce or eliminate the right of the Company and its Subsidiaries to terminate a Participant’s employment at any time for any reason or the right of a Participant to resign at any time for any reason.

4.     Termination of Employment.

(a)
Good Reason or Other than for Cause, Death, Disability or Qualifying Transfer. If, during the Protection Period, a Participant shall terminate employment for Good Reason, or the Company and its Subsidiaries shall terminate the Participant’s employment other than for Cause, death, Disability or due to a Qualifying Transfer, then the Participant will be entitled to receive the following payments:

(i)
Accrued Rights. A payment equal to the sum of (A) the portion of the Participant’s base salary earned through the Termination Date, to the extent not theretofore paid; (B) the amount of any incentive compensation under any annual incentive plan covering the participant that has been earned by the Participant for a completed performance period preceding the Termination Date, but has not yet been paid to the Participant; and (C) any accrued paid vacation, sick leave, sabbatical, holiday and other paid-time off to the extent not theretofore paid (the sum of the amounts described in clauses (A), (B) and (C) shall be hereinafter referred to as the “Accrued Rights”). The Accrued Rights will be paid to the Participant in a single lump sum within thirty (30) calendar days after the Participant’s Termination Date (but in no event later than March 15 of the calendar year immediately following the year in which the amounts are earned), or as otherwise may be provided in a valid deferral election made pursuant to the terms of the Company’s deferred compensation plan.

(ii)
Pro-Rated Annual Incentive. A lump sum payment equal to the annual incentive that would have been payable under the annual incentive plan applicable to the Participant for the performance period during which the Termination Date occurs if the Participant had remained employed for the entire period, based on actual performance during the entire performance period and without regard to any discretionary adjustments that have the effect of reducing the amount of the annual incentive (other than discretionary adjustments applicable to all similarly-situated executives who did not terminate employment), pro-rated for the portion of the performance period through the Termination Date (the “Pro-Rated Annual Incentive”). Such payment shall be made at the same time that payments are made to other participants in the annual incentive plan for that performance period and shall be in lieu of any annual incentive that the Participant would have otherwise been entitled to receive under the terms of the annual incentive plan covering the Participant for the performance period during which the Termination Date occurs.

(iii)
Severance Payment. Subject to Section 5 hereof, a lump sum payment equal to the sum of the Participant’s Annual Base Salary and Target Annual Incentive, payable within twenty (20) calendar days after the Release described in Section 5 becomes effective and irrevocable in accordance with its terms.

(iv)
Health Care Coverage. Subject to Section 5 hereof, an amount equal to the product of (A) twelve, multiplied by (B) the monthly cost payable by the Participant, as measured as of his or her Termination Date, to obtain coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the Participant and, if applicable, his or her spouse and eligible dependents under the Company’s employee group health plan at the level in effect on such Termination Date. Such amount shall be payable in equal monthly installments for a period of one (1) year, with the first installment payable within twenty (20) calendar days after the Release described in Section 5 becomes effective and irrevocable in accordance with its terms, and each remaining monthly installment payable on the first payroll date of each calendar month thereafter until paid in full. Such amount shall be payable whether or not the Participant and his or her spouse and eligible dependents elect to continue medical care coverage under the Company’s group health care plans under COBRA. Notwithstanding the foregoing, if the Participant becomes re-employed with another employer and is eligible to receive substantially equivalent health benefits under another employer-provided plan, then the Company’s payment obligations and the Participant’s right to the premium payments as described in this Section 4(a)(iv) shall cease.

(v)
Equity Awards. Subject to Section 5 hereof, (A) all outstanding and unvested time-based equity awards of the Company granted to the Participant shall become immediately vested and exercisable; and (B) all outstanding and unvested performance-based equity awards of the Company granted to the Participant shall remain outstanding and shall vest, if at all, based on the extent to which the applicable performance goals are achieved during the entire applicable performance period, with the resulting payout pro-rated based on the length of time within the performance period that has elapsed through the Termination Date. In addition, and subject to Section 5 hereof, all outstanding and vested Company stock options (including those that vest pursuant to the operation of the immediately preceding sentence) will remain exercisable for the full duration of their term.

(b)	Other than for Good Reason; Cause. If, during the Protection Period, a Participant shall terminate employment without Good Reason, or the

Company and its Subsidiaries shall terminate the Participant’s employment for Cause, the Participant will not be entitled to any compensation or benefits under the Plan other than the Accrued Rights, payable as provided in Section 4(a)(i).

(c)
Qualifying Transfer. If, during the Protection Period, a Participant’s employment is terminated by the Company and its Subsidiaries due to a Qualifying Transfer, the Participant will not be entitled to any compensation or benefits under the Plan other than (i) the Accrued Rights, payable as provided in Section 4(a)(i), and (ii) subject to Section 5 hereof (A) immediate vesting and exercisability of all outstanding and unvested time-based equity awards of the Company granted to the Participant, and (B) pro-rata vesting, based on the length of time within the performance period that has elapsed through the Termination Date, of outstanding and unvested performance-based equity awards of the Company granted to the Participant, at the target level unless the measurement period for such awards has ended on or prior to the Termination Date, in which case such awards shall vest on a pro-rata basis based on actual results), with all outstanding and vested Company stock options (including those that vest pursuant to the operation of the immediately preceding sentence) remaining exercisable for the full duration of their term.

(d)
Death or Disability. If, during the Protection Period, the Company and its Subsidiaries shall terminate a Participant’s employment for death or Disability, the Participant will be entitled to receive the following payments:

(i)	Accrued Rights. The Accrued Rights, payable as provided in Section 4(a)(i).

(ii)
Pro-Rated Annual Incentive. A Pro-Rated Annual Incentive, payable at the same time that payments are made to other participants in the annual incentive plan covering the Participant for the performance period in which the Termination Date occurs. Such payment shall be made at the same time that payments are made to other participants in the annual incentive plan for that performance period and shall be in lieu of any annual incentive that the Participant would have otherwise been entitled to receive under the terms of the annual incentive plan covering the Participant for the performance period during which the Termination Date occurs.

(iii)
Annual Base Salary. Subject to Section 5, a lump sum payment equal to the Participant’s Annual Base Salary, payable within twenty (20) calendar days after the Release described in Section 5 becomes effective and irrevocable in accordance with its terms (which payment shall serve as an offset to any salary continuation benefits provided under the applicable Company employee long-term disability plan to the extent provided in that plan).

5.    Release. The compensation and benefits to be provided under Sections 4(a)(iii), 4(a)(iv), 4(a)(v), 4(c)(ii) and 4(d)(iii) hereof shall be provided only if the Participant (or, in the case of death or Disability of the Participant, the Participant’s legal representative, if applicable) timely executes and does not timely revoke a release of claims on a form provided by the Company (the “Release”). The Release must be signed by the Participant or his legal representative, if applicable, and become effective and irrevocable in accordance with its terms (taking into account any applicable revocation period set forth therein), within fifty-two (52) days after the date of the Participant’s termination of employment. If the Participant fails to execute and furnish the Release, or if the Release furnished by the Participant has not become effective and irrevocable in accordance with its terms (taking into account any applicable revocation period set forth therein) by the fifty-second (52nd) day after the Participant’s Termination Date, the Participant will not be entitled to any payment or benefit under the Plan other than the Accrued Rights and the Pro-Rated Annual Incentive. The Company’s payment obligations and the Participant’s right to a severance benefits under Sections 4(a)(iii), 4(a)(iv), 4(a)(v), 4(c)(ii) and 4(d)(iii) hereof shall cease in the event the Participant breaches the Release. Any such cessation of payment shall not reduce any monetary damages that may be available to the Company as a result of such breach.

6.    No Mitigation. In no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced, except as provided in Section 4(a)(iv), whether or not the Participant obtains other employment.

7.    Effect on Other Plans, Agreements and Benefits. Except to the extent expressly set forth herein, any benefit or compensation to which a Participant is entitled under any agreement between the Participant and the Company or any of its Subsidiaries or under any plan maintained by the Company or any of its Subsidiaries in which the Participant participates or participated shall not be modified or lessened in any way, but shall be payable or provided according to the terms of the applicable plan or agreement. Notwithstanding the foregoing, any benefits received by a Participant pursuant to this Plan shall be in lieu of any severance benefits to which the Participant would otherwise be entitled under any general severance policy or other severance plan maintained by the Company for its management personnel, including without limitation the Journal Media Group, Inc. Executive Severance Plan (other than a stock option, restricted stock, supplemental retirement, deferred compensation or similar plan or agreement which may contain provisions operative on a termination of the Participant’s employment or may incidentally refer to accelerated vesting or accelerated payment upon a termination of employment). Any economic or other benefit to a Participant under this Plan, other than the Accrued Rights, will not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company and its Subsidiaries, unless provided otherwise in any such plan.

8.    Administration. The Plan shall be administered by the Committee, which shall be the plan administrator for purposes of ERISA. The Committee shall have complete discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the Committee is hereby granted the authority (i) to determine whether a particular employee is a Participant, and (ii) to determine if a person is entitled to benefits hereunder and, if so, the amount and duration of such benefits. This provision is included in the Plan for the express purpose of giving and granting to the Committee the maximum discretionary authority possible under Firestone Tire and Rubber Company v. Bruch, 489 U.S. 101 (1989). The Committee’s determination of the rights of any person hereunder shall be final and binding on all persons, subject only to the provisions of Section 9 hereof. The Committee may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of benefits, to a named administrator or administrators.

9.    Claims Procedure.

(a)
In General. Any person who thinks that he or she is entitled to receive a benefit under the Plan shall make application in writing on the form and in the manner prescribed by the Committee. If any claim for benefits filed by any person under the Plan (the “claimant”) is denied in whole or in part, the Committee shall issue a written notice of such adverse benefit determination to the claimant. The notice shall be issued to the claimant within a reasonable period of time but in no event later than ninety (90) calendar days from the date the claim for benefits was filed. The notice issued by the Committee shall be written in a manner calculated to be understood by the claimant, and shall include the following: (i) the specific reason or reasons for any adverse benefit determination; (ii) the specific Plan provisions on which any adverse benefit determination is based; (iii) a description of any further material or information that is necessary for the claimant to perfect his or her claim and an explanation of why the material or information is needed; and (iv) an explanation of the Plan’s claim review procedure and time limits applicable to the Plan’s claim review procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. The Committee shall comply with the additional requirements prescribed by DOL Reg. 2560.503-1 for claims including a determination of Disability.

(b)
Appeal. If the Committee denies a claim for benefits in whole or in part, or the claim is otherwise deemed to have been denied, the claimant or his/her duly authorized representative may submit to the Committee a written request for review of the claim denial within sixty (60) calendar days of the receipt of the notice of adverse benefit determination, which request shall contain the following information: (i) the date on which the claimant’s request was filed with the Committee; provided, however, that the date on which the claimant’s request for review was in fact filed with the Committee shall control in the event that the date of the actual filing is later than the date stated by the claimant pursuant to this paragraph (i); (ii) the specific portions of the adverse benefit determination which the claimant requests the Committee to review; (iii) a statement by the claimant setting forth the basis upon which he or she believes the Committee should reverse the previous adverse benefit determination and accept his or her claim as made; and (iv) any written material (offered as exhibits) which the claimant desires the Committee to examine in its consideration of his or her position as stated pursuant to paragraph (iii). The claimant or his/her duly authorized representative may: (i) submit written comments, documents, records and other information relating to the claim for benefits, and (ii) review pertinent documents, including, upon request in the manner and form prescribed by the Committee and free of charge, be provided reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

(c)
Review. The review by the Committee shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Committee shall furnish a written decision on review not later than sixty (60) calendar days after receipt of the written request for review of the adverse benefit determination, unless special circumstances require an extension of the time for processing the appeal. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension, and the Committee shall furnish a written decision on review not later than one-hundred twenty (120) calendar days after receipt of the written request for review of the adverse benefit determination. The decision on review shall be in writing, shall be written in a manner calculated to be understood by the claimant, and, in the case of an adverse benefit determination on review, shall include (i) specific reasons for the adverse benefit determination, (ii) references to the specific Plan provisions on which the decision is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, (iv) a statement that there is no voluntary appeal procedure offered by the Plan, and (v) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. The Committee shall comply with the additional requirements prescribed by DOL Reg. 2560.503-1 for review of claims including a determination of Disability.

10.    Participants Deemed to Accept Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Committee or the Company or its Subsidiaries, in any case in accordance with the terms and conditions of the Plan.

11.    Successors.

(a)
Company Successors. This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Plan, shall mean the Company as heretofore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

(b)
Participant Successors. This Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees. The rights under this Plan are personal in nature and neither the Company nor any Participant shall, without the consent of the other, assign, transfer or delegate any rights or obligations hereunder except as expressly provided in this Section 11. Without limiting the generality of the foregoing, the Participant’s right to receive a benefit hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 11(b), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

12.    Unfunded Plan Status. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.

13.    Withholding. The Company will deduct and withhold from any amounts payable under the Plan such federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

14.    Notice. For the purpose of this Plan, notices and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when actually delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the corporate Secretary at the Company’s corporate headquarters address, and to the Participant (at the last address of the Participant on the Company’s books and records).

15.    Amendment and Termination.

(a)
Amendment. Subject to Section 15(c), the Committee expressly reserves the right, at any time and from time to time, without either the consent of or any prior notification to Participants, to amend, suspend or terminate the Plan, in whole or in part. However, if a Corporate Restructuring occurs with respect to a Participant, notwithstanding the foregoing, during the Protection Period that follows such Corporate Restructuring or following such Protection Period with respect to all Participants receiving severance payments attributable to terminations of employment that occurred during the Protection Period, no amendment or termination shall be effective with respect to a Participant affected by the Corporate Restructuring unless, (i) in the case of amendments or terminations adopted during the Protection Period, such amendment or termination is consented to by all Participants affected by the Corporate Restructuring, (ii) in the case of amendments or terminations adopted after the Protection Period, such amendment or termination is consented to by all Participants who are receiving severance payments attributable to terminations of employment that occurred during the Protection Period, or (iii) the amendment is required in order to comply with Section 409A, ERISA or other applicable law.

(b)
Effect of Amendment or Termination. A proper amendment of this Plan automatically shall effect a corresponding amendment to all Participants’ rights hereunder. A proper termination of this Plan automatically shall effect a termination of all Participants’ rights and benefits hereunder without further action or notice; provided, however, no termination shall reduce or terminate any Participant’s right to receive, or continue to receive, any benefits that became payable prior to the date of such termination of the Plan.

(c)
Employee Matters Agreement. Notwithstanding any contrary provision of the Plan, pursuant to the Employee Matters Agreement, for a period of one (1) year after the Closing Date, the Company many not amend, suspend or terminate the Plan, in whole or in part, in a manner that materially adversely affects the rights of a Former Scripps Retention Plan Participant, as such term is defined in the Employee Matters Agreement.

16.    Governing Law. Except to the extent preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of the State of Wisconsin.

17.    Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

18.    Headings; Interpretation. Headings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof. Unless the context clearly requires otherwise, the masculine pronoun wherever used herein shall be construed to include the feminine pronoun.

19.    Section 409A. It is intended that the payments provided under Section 4 of this Plan shall be exempt from the application of the requirements of Section 409A. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Specifically, any taxable benefits or payments provided under this Plan are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A, to the maximum extent possible. If none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Section 409A, the payment shall be made on the first (1st) business day of the seventh (7th) month following the Termination Date. To the extent that the period during which a Participant’s Release must become effective and irrevocable pursuant to Section 5 hereof begins in one calendar year and ends in a second calendar year, any payments subject to Section 409A shall be made or commence, to the extent required to comply with Section 409A, in the second calendar year and after the Participant’s Release has become effective and irrevocable in accordance with its terms. The payments and benefits provided under this Plan may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A upon Participants. Although the Company will use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under this Plan is not warranted or guaranteed. Neither the Company, its Subsidiaries nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by a Participant (or any other individual claiming a benefit through the Participant) as a result of this Plan.

[END OF DOCUMENT]

EXHIBIT A
FORM OF PARTICIPATION AGREEMENT

[Date]

Dear [Name]:

You have been selected to participate in the Journal Media Group, Inc. Company Retention Plan for Publishers (the “Plan”), subject to your execution and return of this letter agreement (this “Participation Agreement”) to the Journal Media Group, Inc. (the “Company”).

By signing this Participation Agreement you specifically agree that you have received and read the Plan and agree to be bound by its terms. The Plan is incorporated into (made a part of) this Participation Agreement by this reference. You acknowledge and agree that the Company has not made any promises or representations to you concerning the Plan other than as set forth in the Plan and this Participation Agreement.

The agreements you make by executing this Participation Agreement will be enforceable against you, regardless of whether or not your employment terminates in circumstances that entitle you to severance benefits under the Plan. Nevertheless, you agree that your participation in the Plan (even if you never become entitled to severance benefits pursuant to the Plan), as well as your continued employment by the Company, each in and of itself and without the other constitutes good and adequate consideration for the agreements you make in this Participation Agreement.

Please note that you are not required to participate in the Plan, and may decline participation in the Plan by not returning this Participation Agreement. If you want to accept participation in the Plan, you must execute this Participation Agreement and see that it is returned directly to the Company’s [Title of Officer] ([Name of Officer])] so that it is received no later than [Date]. This Participation Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

JOURNAL MEDIA GROUP, INC.	ACCEPTED AND AGREED BY PARTICIPANT

By: __________________________________	Signed:_______________________________
Title: _________________________________	Dated:________________________________

EXHIBIT B
LIST OF PARTICIPANTS

NAME	POSITION
Susan Kelly Gilbert	Chief Revenue Officer, Publisher -The Anderson Independent Mail
Jack Pate	Chief Revenue Officer, Publisher -The Evansville Courier & Press
Patrick Birmingham	Chief Revenue Officer, Regional Publisher
Brent Morris	Chief Revenue Officer, Publisher – The Kitsap Sun
Shanna Cannon	Chief Revenue Officer, Publisher -The Redding Record Searchlight
Jeff DeLoach	Chief Revenue Officer, Publisher -The San Angelo Standard-Times
Robert Brunjes III	Chief Revenue Officer, Regional Publisher
George Cogswell	Chief Revenue Officer, Regional Publisher
Bill Barker	Chief Revenue Officer, Regional Publisher – Naples Daily News
Libby Averyt	Chief Revenue Officer, Regional Publisher – The Corpus Christi Caller-Times
Dwayne Bivona	Chief Revenue Officer, Publisher -The Wichita Falls Times Record News